Exhibit 99.1

Cross Country Healthcare Announces Change in Conference Call Details for Second Quarter 2021 Earnings

BOCA RATON, Fla.--(BUSINESS WIRE)--July 30, 2021--Cross Country Healthcare, Inc. (Nasdaq: CCRN) is issuing the following updated dial-in numbers for its quarterly conference call to discuss its second quarter 2021 financial results on Wednesday, August 4, 2021 at 5:00 p.m. Eastern Time. The previously issued dial-in numbers should be disregarded.

This call will be webcast live and can be accessed at the Company’s website at ir.crosscountryhealthcare.com or by dialing 888-982-7289 from anywhere in the U.S. or by dialing 630-395-0347 from non-U.S. locations – Passcode: Cross Country. A replay of the webcast will be available from August 4th through August 18th at the Company’s website and a replay of the conference call will be available by telephone by calling 866-373-4989 from anywhere in the U.S. or 203-369-0269 from non-U.S. locations – Passcode: 2021.

About Cross Country Healthcare

Cross Country Healthcare, Inc. (CCH) is a leader in providing total talent management including strategic workforce solutions, contingent staffing, permanent placement, and consultative services for healthcare customers. Leveraging our 35 years of industry expertise and insight, CCH solves complex labor-related challenges for customers while providing high-quality outcomes and exceptional patient care. As a multi-year Best of Staffing® Award winner, CCH is committed to an exceptionally high level of service to both our clients and our healthcare professionals. CCH was the first publicly traded staffing firm to obtain The Joint Commission Certification, which it still holds with a Letter of Distinction. In February 2021, CCH earned Energage’s inaugural 2021 Top Workplaces USA award. CCH has a longstanding history of investing in its diversity, equality, and inclusion strategic initiatives as a key component of the organization’s overall corporate social responsibility program which is closely aligned with its core values to create a better future for its people, communities, the planet, and its shareholders.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at ir.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, filings with the Securities and Exchange Commission (SEC), and other notices by e-mail.

Contacts

Cross Country Healthcare, Inc.
William J. Burns, 561-237-2555
Executive Vice President & Chief Financial Officer
wburns@crosscountry.com